Consent of Independent Auditors

The Board of Directors
UQM Technologies, Inc.:

We consent to the use of our report dated May 17, 2002 incorporated by reference in the registration statement on Form S-8 relating to the consolidated balance sheets of UQM Technologies, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2002.

KPMG LLP

Denver, Colorado
November 18, 2002